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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS



    We hereby consent to the incorporation by reference in this Registration Statement on Post effective Amendment No. 1 to Form S-1 on Form S-3 (File No. 333-70373) of our report relating to the financial statements, which includes an explanatory paragraph related to the substantial doubt about Conductus, Inc.'s ability to continue as a going concern, dated February 19, 1999, and our report, dated February 19, 1999, relating to the financial statement schedule, which appear in Conductus, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



PricewaterhouseCoopers LLP



San Jose, California
June 8, 1999